Exhibit 10.1

Separation Settlement Agreement and Release

This Separation Agreement (the “Agreement”) is entered effective as of 31 March 2017, by and between, Chiasma (Israel) Ltd., with its registered office at Golda Meir 5 Rehovot, Israel (“Company”) and Dr. Roni Mamluk (“Employee”) (each, a “Party” and collectively, the “Parties”).

WHEREAS, the Company and Employee are parties to an Employment Agreement dated December 16, 2014 as amended on November 15, 2016 (the “First Amendment”) and on December 14, 2016 (the “Second Amendment”) (the Employment Agreement together with the First Amendment and the Second Amendment will be referred to hereafter as the “Employment Agreement”); and

WHEREAS, the Employee’s employment with the Company has terminated according to the Second Amendment, on March 31, 2017; and

WHEREAS, the Parties wish to enter into a final settlement of all matters relating to all rights, payments and matters relating to the Employee’s employment with the Company and to the termination of the Employee’s employment with the Company, under the terms and conditions determined under this Agreement;

NOW THEREFORE, the Parties hereby agree as follows:

1.	Preamble – The preamble to this Agreement constitutes an integral part hereof. The division of the terms of this Agreement into clauses and the headings of the clauses are solely for the sake of convenience and they may not be used for interpretive purposes. References in this Agreement to a particular gender shall be applicable to all genders.

2.	The Employee’s employment with the Company and the employee-employer relations between the Employee and the Company terminated on March 31, 2017 (the “Termination Date”).

3.	Amending the Second Amendment – the Parties agree to revise the Second Amendment, as follows:

3.1.	Section 2.1(b) and Exhibit A to the Second Amendment are hereby deleted and canceled.

3.2.	Section 6 of the Second Amendment (Section 7 of the Employment Agreement) is revised so that all references to Employee’s service to the Company as a consultant are replaced by Employee’s appointment and service as an active director of the Company’s Board of Directors.

4.	Termination Rights

Subject to the fulfillment of this Agreement by the Employee and subject to the Employee’s declarations under this Agreement, and as an absolute and final settlement between the Company and the Employee, the Company will grant the Employee the following:

4.1.	The Company shall pay the Employee a final pro-rated annual recreation payment in her favor in a total sum of 1,764 NIS.

4.2.	The Company shall pay the Employee a payment in lieu of unused vacation days accrued until the Termination Date in a total sum of 139,514 NIS.

4.3.	The Company shall furnish the Employee a notice of release to the insurance company of the amounts accumulated in the Manager Insurance/Pension Fund in her name, which constitute full severance payment according to the Severance Pay Law, subject to the receipt of 161A (ℵ161) form signed by the Employee and the tax authorities.

4.4.	The Company shall furnish the Employee with an order to the study fund to release to her all the funds accumulated in her Study Fund (“Keren Hishtalmut”).

4.5.	In July 2017, the Company shall pay the Employee a one lump-sum amount of gross 1,209,600 NIS equal to 12 months of Employee’s Salary plus Prior Year Bonus, according to Section 9.2 of the Employment Agreement (Section 8 of the Second Amendment) (the “Termination Payments”).

4.6.	In July 2017, the Company shall pay the Employee the Stay Bonus, indicated in Section 6.12 of the Employment Agreement (Section 5 of the Second Amendment), in the amount of 120,960 NIS.

5.	Subject to the the receipt of the payments and documents from the Company according to this Agreement, the Employee and/or her heirs, successors and assignees, by signing this Agreement, hereby fully, irrevocably, unconditionally and foreever releases and discharges the Company, its parents, affiliated and related entities (including without limitation, Chiasma Inc. (the “Parent”)), their respective predecessors, successors and assigns, and the current and former officers, directors, shareholders, agents, employees, attorneys and accountants of each of the foregoing in their official and personal capacities, generally from all claims, demands, debts, damages, liabilities of every name and nature, suspected and unsuspected, known or unknown, including without limitation (a) any and all matters relating to the Employee’s employment and/or the termination of her employment with the Company, and any and all claims relating to or arising out of the Employment Agreement and its termination; and (b) any and all claims for damages or other remedies of any nature, including compensatory damages, punitive damages, injunctive relief, costs and attorneys’ fees. Without derogating from the generality of the above, the Employee will have no claims regarding salary payments, vacation days and their redemption, recreation payment, notice period or payment in lieu of notice period, sickness payment, travel expenses, salary differences, overtime payment, bonuses of any kind, social allocations, payments to pensions funds and/or insurance and/or study fund, options, shares, severance payment and/or completion of severance payment and/or other rights or payments to which the Employee is entitled due to or as a result of her employment with the Company and/or to the termination of her employment, and any and all claims, rights or payments under Israeli law including but not limited to any employment laws and/ or any agreement, including the Employment Agreement; and the Employee will have no claims for any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise.

6.	It is agreed that this Agreement supersedes any prior understandings, agreements or correspondences between the Parties and includes all payments and all rights the Employee will receive due to her employment and/or the termination of her employment with the Company, including without limitations all payments and rights under any agreement signed between the Parties, and that the Employee will not be entitled to any further payments and/or rights that are not explicitly mentioned under this Agreement. To avoid any doubt, as an active director of the Company under the Director Agreement between the Parties (the “Director Agreement”), unvested stock options that were granted to the Employee during the years of her employment with the Company will continue to vest according to the applicable stock option agreements and equity incentive plan of the Parent (“Plan”) under which they were granted, as set forth in Section 6 of the Second Amendment (Section 7 of the Employment Agreement). In addition, all vested stock options that were granted to the Employee during her employment with the Company, will continue to be subject to the applicable stock option agreements and Plan pursuant to which such stock options were granted, during the period that the Employee will serve as an active director of the Company, as set forth in the Director Agreement.

7.	It is agreed that if the Employee presents any demand or files any action against the Company and/or its connected companies and/or officers and/or shareholders or in the event of a breach of the Employee’s undertaking under the Employment Agreement and its Appendix and/or under this Agreement, the Employee will return immediately to the Company the Termination Payments, in the sum of gross 1,209,600 NIS, paid by the Company above its legal requirements, plus legal interest and linked to the cost of living increase interest.

8.	Following termination of employment the Employee shall continue to be bound by the surviving provisions of the Employment Agreement which include, without limitation, obligations of confidentiality and non-competition.

9.	On the Termination Date the Employee will deliver to the Company (and will not keep in her possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, documents relating to the Company’s accounting, other documents or property, or reproductions of any aforementioned items developed or received by the Employee pursuant to the Employee employment with the Company.

10.	Miscellaneous

10.1.	The Employee shall bear all tax payments deriving from the rights and benefits granted under this Agreement. It is hereby expressed that all the amounts specified in this Agreement are gross, and statutory tax and all the other compulsory payments, including health insurance contributions and national insurance contributions, shall be deducted from them and from all the rights and benefits received by the Employee pursuant hereto.

10.2.	For the avoidance of any doubt, this Agreement also constitutes a compromise agreement and notice of final clearance in according with Article 29 of 1963 Severance Pay Law.

10.3.	In signing this Agreement the Employee represents that she reviewed and examined her rights and will be entering this Agreement voluntarily, without reservation and that it will be binding on him as a settlement agreement.

10.4.	This Agreement constitutes the entire agreement between the Parties hereto in respect of the subject-matter hereof. This Agreement may only be amended by a written document signed by the Parties hereto.

IN WITNESS WHEREOF, the Parties have caused this Agreement effective as of the date first above written.

CHIASMA (ISRAEL) LTD.		Dr. Roni Mamluk

Signature:	/s/ Mark J. Fitzpatrick	Signature:	/s/ Roni Mamluk

Name:	Mark Fitzpatrick	Date:	June 14, 2017

Title:	President & CEO

Date:	June 15, 2017

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